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                                                                      Exhibit 23



                         Independent Auditors' Consent
                         -----------------------------





The Board of Directors
NAI Technologies, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-46868, 33-57324, 33-66666, 33-66664, 333-3837 and 333-11993) on Form S-8 of
NAI Technologies, Inc. of our reports dated February 7, 1997, relating to the consolidated balance sheets of NAI Technologies, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and related financial statement schedule, which reports appear in the December 31, 1996, annual report on Form 10-K of NAI Technologies, Inc.




                                      KPMG Peat Marwick LLP




Boulder, Colorado
March 12, 1997


                                      -37-


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